EXHIBIT 99.1

News Release

Contact: Corporate Communications

Houston: 713.324.5080

Email: corpcomm@coair.com

News archive: continental.com/company/news/ Address: P.O. Box 4607, Houston, TX 77210-4607

CONTINENTAL AIRLINES REPORTS JANUARY 2008

OPERATIONAL PERFORMANCE

HOUSTON, Feb. 1, 2008 - Continental Airlines (NYSE: CAL) today reported a January consolidated (mainline plus regional) load factor of 76.8 percent, 0.5 points above the January 2007 consolidated load factor. The carrier reported a mainline load factor of 77.4 percent, 0.6 points above the January 2007 mainline load factor, and a domestic mainline load factor of 79.6 percent, 1.5 points above January 2007. All three were records for the month. In addition, the airline reported an international mainline load factor of 75.1 percent, 0.2 points below January 2007.

During the month, Continental recorded a U.S. Department of Transportation on-time arrival rate of 74.7 percent and a mainline segment completion factor of 99.3 percent.

In January 2008, Continental flew 7.2 billion consolidated revenue passenger miles (RPMs) and 9.4 billion consolidated available seat miles (ASMs), resulting in a traffic increase of 2.9 percent and a capacity increase of 2.1 percent as compared to January 2007. In January 2008, Continental flew 6.5 billion mainline RPMs and 8.4 billion mainline ASMs, resulting in a mainline traffic increase of 3.5 percent and a mainline capacity increase of 2.7 percent as compared to January 2007. Domestic mainline traffic was 3.3 billion RPMs in January 2008, down 0.8 percent from January 2007, and domestic mainline capacity was 4.2 billion ASMs, down 2.7 percent from January 2007.

For January 2008, both consolidated and mainline passenger revenue per available seat mile (RASM) are estimated to have increased between 9.0 and 10.0 percent compared to January 2007. For December 2007, consolidated passenger RASM increased 6.0 percent compared to December 2006, while mainline passenger RASM increased 5.8 percent from December 2006.

Continental's regional operations had a January load factor of 72.5 percent, 0.2 points above the January 2007 load factor. Regional RPMs were 743.9 million and regional ASMs were 1,025.9 million in January 2008, resulting in a traffic decrease of 2.1 percent and a capacity decrease of 2.3 percent versus January 2007.

Continental Airlines is the world's fifth largest airline. Continental, together with Continental Express and Continental Connection, has more than 2,900 daily departures throughout the Americas, Europe and Asia, serving 144 domestic and 139 international destinations. More than 550 additional points are served via SkyTeam alliance airlines.  With more than 45,000 employees, Continental has hubs serving New York, Houston, Cleveland and Guam, and together with Continental Express, carries approximately 69 million passengers per year. Continental consistently earns awards and critical acclaim for both its operation and its corporate culture.

For the fourth consecutive year, FORTUNE magazine named Continental the No. 1 World's Most Admired Airline on its 2007 list of World's Most Admired Companies. Continental was also named the No. 1 airline on the publication's 2007 America's Most Admired airline industry list. Additionally, Continental again won major awards at the OAG Airline of the Year Awards including "Best Airline Based in North America" for the fourth year in a row, and "Best Executive/Business Class" for the fifth consecutive year. For more company information, visit continental.com.

This press release contains forward-looking statements that are not limited to historical facts, but reflect the company's current beliefs, expectations or intentions regarding future events. All forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. For examples of such risks and uncertainties, please see the risk factors set forth in the company's 2006 10-K and its other securities filings, including any amendments thereto, which identify important matters such as the consequences of the company's significant financial losses and high leverage, the significant cost of aircraft fuel, its high labor and pension costs, service interruptions at one of its hub airports, disruptions in its computer systems, and industry conditions, including the airline pricing environment, industry capacity decisions, industry consolidation, terrorist attacks, regulatory matters, excessive taxation, the availability and cost of insurance, public health threats and the seasonal nature of the airline business. The company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this press release, except as required by applicable law.

PRELIMINARY TRAFFIC RESULTS
JANUARY	2008	2007	Change
REVENUE PASSENGER MILES (000)
Domestic	3,330,502	3,357,564	-0.8	Percent

International	3,145,738	2,902,056	8.4	Percent
Transatlantic	1,469,833	1,304,339	12.7	Percent
Latin America	1,036,253	979,492	5.8	Percent
Pacific	639,652	618,225	3.5	Percent

Mainline	6,476,240	6,259,620	3.5	Percent
Regional	743,921	759,639	-2.1	Percent
Consolidated	7,220,161	7,019,259	2.9	Percent
AVAILABLE SEAT MILES (000)
Domestic	4,182,971	4,298,956	-2.7	Percent

International	4,187,116	3,852,024	8.7	Percent
Transatlantic	2,058,984	1,792,013	14.9	Percent
Latin America	1,274,060	1,225,435	4.0	Percent
Pacific	854,072	834,576	2.3	Percent

Mainline	8,370,087	8,150,980	2.7	Percent
Regional	1,025,893	1,050,400	-2.3	Percent
Consolidated	9,395,980	9,201,380	2.1	Percent
PASSENGER LOAD FACTOR
Domestic	79.6 Percent	78.1 Percent	1.5	Points

International	75.1 Percent	75.3 Percent	-0.2	Points
Transatlantic	71.4 Percent	72.8 Percent	-1.4	Points
Latin America	81.3 Percent	79.9 Percent	1.4	Points
Pacific	74.9 Percent	74.1 Percent	0.8	Points

Mainline	77.4 Percent	76.8 Percent	0.6	Points
Regional	72.5 Percent	72.3 Percent	0.2	Points
Consolidated	76.8 Percent	76.3 Percent	0.5	Points
ONBOARD PASSENGERS
Mainline	3,893,304	3,857,105	0.9	Percent
Regional	1,339,581	1,354,538	-1.1	Percent
Consolidated	5,232,885	5,211,643	0.4	Percent
CARGO REVENUE TON MILES (000)
Total	78,976	80,063	-1.4	Percent

PRELIMINARY OPERATIONAL AND FINANCIAL RESULTS
JANUARY	2008	2007	Change
On-Time Performance [1]	74.7%	74.3%	0.4	Points
Completion Factor [2]	99.3%	99.3%	-	Points
December 2007 year-over-year consolidated RASM change			6.0	Percent
December 2007 year-over-year mainline RASM change			5.8	Percent
January 2008 estimated year-over-year consolidated RASM change			9.0 - 10.0	Percent
January 2008 estimated year-over-year mainline RASM change			9.0 - 10.0	Percent
January 2008 estimated average price per gallon of fuel, including fuel taxes			2.72	Dollars
First Quarter 2008 estimated average price per gallon of fuel, including fuel taxes			2.68	Dollars

1 Department of Transportation Arrivals within 14 minutes
2 Mainline Segment Completion Percentage

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